Exhibit 10.3

LEASE
THIS LEASE made and entered into as of the 12th day of, October 2017, by and between LeMone Family Limited Partnership, LLLP, a Missouri limited liability limited partnership, hereinafter referred to as "Landlord," and Savage River, Inc., a Delaware corporation, hereinafter referred to as "Tenant,"
WITNESSETH THAT:
WHEREAS, Landlord is the owner of certain real estate and improvements located in Columbia, Boone County, Missouri, known as 2400 Maguire Boulevard, Columbia, Boone County, Missouri (the "Property"); and
WHEREAS, Landlord and Tenant desire to enter into a Lease whereunder Tenant will lease the Premises, as hereinafter described, which Lease the parties desire to set forth in writing;
NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereby agree as follows:
1.    Lease. Subject to the terms and provisions hereof, and conditioned on full and prompt performance by Tenant of Tenant's obligations set forth herein (including, without limitation, the completion of the Landlord Improvements on or before the Commencement Date), Landlord does hereby demise, lease, and let the unto Tenant, and Tenant does hereby hire, lease, and take from Landlord, as Tenant, hereunder the building ("Building") and improvements located on the Property (the "Improvements"), including, but not limited to, the parking areas and drives serving the Building (collectively, the "Premises"). A site plan of the Premises is attached hereto as Exhibit A and incorporated herein by this reference.
2.    Construction. Upon execution of this Lease, Landlord shall commence construction of the improvements listed on Exhibit B, attached hereto and incorporated herein by this reference (the "Landlord Improvements"), and shall substantially complete construction using reasonable diligence. All such construction shall be designed to accommodate installation of Tenant's furniture, fixtures, and equipment, a plan for which is attached hereto as Exhibit C (the "Tenant Improvements"). For purposes of this Lease, the Premises shall be deemed to be "substantially complete" when Landlord has (a) obtained a Certificate of Occupancy for the Premises (temporary or permanent) and (b) completed the Landlord Improvements (i) such that Tenant may lawfully use and occupy the Premises for Tenant's intended purpose, and (ii) in a manner to accommodate the installation of Tenant's

Improvements, subject to Punch List Items. As used herein "Punch List Items" are those minor items of construction which must be completed or corrected and which will not materially interfere with Tenant's ability to then complete the Tenant Improvements. Landlord shall notify Tenant upon substantial completion, whereupon the Premises shall be delivered to and accepted by Tenant provided Landlord shall complete all Punch List Items as soon thereafter as reasonably practicable. The "Commencement Date" shall be the first day of the calendar inonth following the calendar month thirty (30) days after Substantial Completion occurs. [Landlord agrees that Landlord is providing an allowance of One Million Dollars ($1,000,000) (the "Construction Allowance"), the proceeds of which shall be used initially for the Landlord Improvements. To the extent there may be any funds remaining from the Construction Allowance upon completion of the Landlord Improvements, any portion remaining of the Construction Allowance shall be applied to the Tenant's Improvements
3.    Term. The term of this Lease shall be for an initial term commencing on the Commencement Date and ending at 12 midnight on the seventh (7th) anniversary after the Commencement Date (the "Initial Term"). The term of this Lease shall be automatically renewed for two (2) consecutive three (3)-year option periods, to commence on the seventh (7th) (the "First Option Term") and tenth (10th) (the "Second Option Term") anniversaries of the Commencement Date, respectively (hereinafter the First Option Term and the Second Option Term are sometimes referred to collectively as the "Option Terms"). If Tenant does not desire for the term to be automatically extended for an upcoming Option Term, Tenant shall so notify Landlord no later than one (1) year prior to the beginning of the upcoming Option Term and the term shall end at the end of the then current term. If Tenant fails to so notify Landlord within said time, Tenant's right to avoid said automatic renewal for the upcoming Option Term shall expire and the term shall be automatically extended for the upcoming Option Term. If the term is extended for any of the Option Terms, the same shall be upon the same terms and conditions set forth herein, subject, however, to increases in rent as hereinafter provided. For purposes of this Lease, each "Lease year" shall begin on the Commencement Date or each anniversary thereof, as applicable, and shall end on the day prior to the anniversary of the Commencement Date in the following calendar year. Wherever in this Lease the phrases "Lease term" or "term of this Lease" are used, the same shall refer to the Initial Term of this Lease, together with any extension thereof pursuant to Tenant's option as provided for above. Landlord shall deliver the Premises to Tenant in broom-clean condition (i) with all Building structural components and Building systems (i.e., mechanical, electrical, and plumbing systems) serving the Premises in good working order; (ii) in compliance with all applicable laws; and (iii) free of any Hazardous Materials that are required by applicable laws to be removed, encapsulated, or otherwise treated.
4.    Rent. During the Lease term, Tenant shall pay monthly rent to Landlord, payable in advance on the first day of each month. Beginning on October 1, 2017 (the "Rent Commencement Date"), and continuing through the Commencement Date, Tenant shall pay to Landlord monthly rent in the amount of Fourteen Thousand Six Hundred Seventy-Three Dollars ($14,673) per month. Thereafter, from the Commencement Date through the remainder of the term of the Lease, Tenant shall pay to Landlord monthly rent in the following amounts:
a.    During the First and Second Lease Years, Tenant shall pay to Landlord monthly rent in the amount of Forty-Two Thousand Five Hundred Fifteen Dollars ($42,515) per month.
b.    From the beginning of the third Lease Year through the end of the Initial Term, Tenant shall pay to Landlord monthly rent in the amount of Forty-Five Thousand One Hundred Eighty-Three Dollars ($45,183) per month.
c.    During the First Option Term, Tenant shall pay to Landlord monthly rent in the amount of Thirty-Two Thousand Two Hundred Eighty-One Dollars ($32,281) per month.
d.    During the Second Option Term, Tenant shall pay to Landlord monthly rent in the amount of Thirty-Three Thousand Eight Hundred Ninety-Six Dollars ($33,896) per month.
5.    Security Deposit. On execution of this Lease, Tenant shall deposit with Landlord the sum of Fifty Thousand Dollars ($50,000) as security for performance of all the obligations of Tenant hereunder including, but not limited to, the payment of all rent and other charges due Landlord hereunder. In addition to the rights and remedies of Landlord set forth elsewhere in this Lease or otherwise available to Landlord under applicable law, in the event of any default by Tenant hereunder, Landlord shall be entitled to apply said deposit to the obligations of Tenant hereunder or shall be entitled to expend said security deposit toward the costs and expenses incurred by Landlord in connection with remedying any default by Tenant capable of being remedied by the expenditure of money. Should Landlord so pay or apply said deposit, Tenant shall, on Landlord's demand, immediately deposit such additional sums with Landlord as may be necessary to restore said deposit to the original amount thereof. At the end of the term of this

Lease, provided Tenant is not then in default according to the terms and provisions of this Lease, Landlord shall, within thirty (30) days after the end of the Lease Term, upon written demand from Tenant, refund said deposit to Tenant, or any portion thereof which remains after use of said deposit by Landlord in accordance with the foregoing provisions of this paragraph, without interest.
6.    Assignment and Subletting. Except as otherwise set forth herein, Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed, assign this Lease or sublet the Premises or any part thereof. In the event of any assignment of Tenant's rights under this Lease, the assignee shall accept such assignment in writing, and agree, for the benefit of Landlord and Tenant, to assume all of the covenants and obligations of the Tenant hereunder, and Tenant shall, nonetheless, remain fully liable for performance of all of Tenant's obligations under this Lease, said liability to be joint and several with the assignee. In the event that Landlord's consent is required to any voluntary assignment or subletting by Tenant, such consent to any particular assignment or subletting shall not constitute Landlord's consent as to any subsequent voluntary assignment or subletting. Except as otherwise expressly permitted hereunder, Tenant's interest in this Lease and the Premises shall not be assigned or transferred involuntarily or by operation or process oflaw. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease) (an "Affiliate"), (B) a sale of corporate shares of equity securities in Tenant in connection with an initial public offering of Tenant's equity securities on a nationally-recognized stock exchange or pursuant to Regulation D of the Securities Exchange Act of 1933, as amended, or other offering that is exempt from registration, (C) an assignment of the Lease to an entity that acquires all or substantially all of the equity securities or assets of Tenant, (D) an assignment of the Lease to an entity that is the resulting entity of a merger or consolidation of Tenant during the Lease Term, or (E) a sale by an existing owner of Tenant of Tenant's equity securities to another existing owner of Tenant or to Tenant, in each case, shall not be deemed a transfer requiring Landlord's consent under this paragraph or a payment of any fee to Landlord in connection therewith (any such assignee or sublessee described in items (A) through (E) of this Section is hereinafter referred to as collectively, "Permitted Transferee" and such transfer, a "Permitted Transfer"). Any assignment or subletting to a Permitted Transferee shall be subject to the following conditions: (i) Tenant has not committed a material default that remains uncured after written notice thereof and the passing of applicable cure periods, and Tenant shall remain fully liable during the unexpired term of this Lease; (ii) any such assignment or sublease to a Permitted Transferee shall be subject to all of the terms, covenants, and conditions of this Lease; and (iii) Tenant shall endeavor to provide to Landlord no less than fourteen (14) days' prior written notice of any such transfer to a Permitted Transferee, which will include supporting documentation evidencing that the conditions of this Section have been satisfied, except where prior notice is prohibited by Applicable Laws or any confidentiality provision by which Tenant is bound. For purposes hereof, the phrase "controls, is controlled by, or is under common control with" means the ownership of any interest that, in the aggregate, more than fifty percent (50%) of the voting power of such entity, or any interest that has the right to control or direct the management decisions of such entity.
7.    Use. Tenant shall be entitled to use the Premises for manufacture, storage, and distribution of vegetable protein based food products and other food products, and ancillary or related uses thereto (including office use), so long as such use is in compliance with all present and future applicable laws, ordinances, and regulations of duly constituted public authorities now or hereafter in any manner affecting the Premises or the use thereof. Tenant shall not permit any unlawful occupation, business, or trade to be conducted on the Premises. Tenant may place or install on the exterior of the Building such signs and lights as it deems necessary for identification so long as the same comply with all zoning and other applicable ordinances of all governmental authorities having jurisdiction over the Premises, and provided Landlord consents in writing, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall, at its sole cost, promptly comply with all applicable laws that are Tenant Generated (as defined herein). "Tenant Generated" means that compliance with the specific applicable law was made necessary by any act or work performed by Tenant or Tenant's agents or by the particular nature of Tenant's use (e.g. "warehouse for vegetable protein based food products" as distinguished from "general warehouse") or by the particular manner in which Tenant conducts its permitted use, an omission of Tenant or a default by Tenant under any of the terms of this Lease. All other compliance with applicable laws shall be the responsibility of the Landlord.

8.    Real Estate Taxes/Insurance Charges. In addition to the rent and other charges payable hereunder by Tenant, beginning on the Rent Commencement Date, Tenant shall pay to Landlord all ad valorem real estate truces and assessments levied or assessed against the Premises. In addition, Tenant shall reimburse Landford for all insurance premiums paid by Landlord to keep and maintain in full force and effect, the following policies of insurance, which Landlord covenants to procure and maintain in full force and effect during the term of this Lease: (a) a policy or policies of insurance covering the Premises and Landlord Improvements (but not including Tenant Improvements, Tenant's leasehold improvements, alterations, or additions permitted hereunder, Tenant's trade fixtures, or other personal property), in an amount not less than one hundred percent (100%) of its full replacement cost (excluding excavations, foundations, and footings) providing protection against any peril generally included within the classification "Fire and Extended Coverage" (and "Earthquake Insurance" and "Flood Insurance" if Landlord or its lender deems such insurance to be necessary or desirable, provided that such coverage is available at a commercially reasonable rate), together with insurance against sprinkler damage, vandalism and malicious mischief, rental loss insurance for up to twelve (12) months; and (b) commercial general liability insurance applying to the use and occupancy of the Premises or any areas adjacent thereto including contractual liability coverage, in the minimum amounts of Two Million and No/100 Dollars ($2,000,000.00) per occurrence, with an annual aggregate limit of Four Million and No/I 00 Dollars ($4,000,000.00) for personal or bodily injury and damage to property. The real estate taxes and insurance premiums shall be prorated for calendar year 2017 and for the calendar year in which the term of this Lease comes to an end to reflect that portion of such calendar year included within the Lease term, with Tenant not being responsible for any taxes that first accrued before the Rent Commencement Date. On or before the beginning of each calendar year, after the Effective Date, Landlord shall provide to Tenant a reasonable estimate of real estate taxes and assessments and insurance premiums against the Premises (the "Tax/Insurance Estimate"). Beginning on the Rent Commencement Date, in addition to rent and other charges to be paid by Tenant hereunder, Tenant shall pay I/12th of the Tax/Insurance Estimate on the first day of each month, concurrently with payment of the rent. Within thirty (30) days after Landlord receives a bill for real estate taxes, Landlord shall provide to Tenant a statement showing the actual real estate taxes paid, and the insurance premiums paid or to be paid, and there shall be a reconciliation of such amounts between Landlord and Tenant, with any overpayment to be refunded to Tenant by Landlord within ten (10) days of Landlord's invoice, or any underpayment to be paid by Tenant to Landlord within ten(! 0) days of Landlord's invoice. Landlord's annual statement shall be accompanied by a copy of the real estate tax bill and insurance premium invoice for the calendar year that is the subject of any such annual billing. Landlord shall be the sole named insured for said policy of casualty and liability insurance.
9.    Tenant's Insurance. During the Lease term, Tenant shall, at Tenant's sole cost and expense, procure and maintain a policy of commercial general public liability insurance insuring Tenant against claims for personal injuries or property damage occurring in, on, or about the Premises during the Lease term or arising out of Tenant's use or occupancy thereof. Tenant's policy ofliability insurance shall have a combined single limit of liability of not less than Two Million Dollars ($2,000,000) and shall name Landlord as an additional insured. On or before the commencement of the term of this Lease, Tenant shall provide to Landlord a certificate of insurance evidencing that such policy is in force and effect. Tenant shall also procure and maintain during the Lease term a policy of property and casualty insurance on all personal property kept or maintained by Tenant at or in the Premises against loss by fire or other casualty, for the full insurable value thereof.
10.    Mutual Waiver. Each of the parties hereby releases the other party from any claims for loss of or damage to the property of the releasing party, however arising, including the negligence of the released party, to the extent such loss or damage is required to be covered by the policies of property insurance to be maintained by the parties as called for under the foregoing provisions of this Lease.
11.    Tenant's Alterations. Tenant, at its own expense, may, from time to time, make alterations and improvements in the Building constituting part of the Premises, but shall make no additions or alterations to the Building without the prior written consent of Landlord (except as otherwise provided herein), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Landlord shall not have any obligation to consent to any alterations or improvements which affect the structural aspect of the Building. Any alterations or improvements shall be conducted by Tenant in accordance with all applicable building codes, in a good and workmanlike manner, and at Tenant's sole cost and expense, and Tenant shall and hereby agrees to indemnify Landlord and to hold Landlord harmless from and against any third-party claims arising out of any failure on the part of Tenant to construct any such alterations and improvements in such fashion and any mechanics' liens arising out of the construction of any such alterations or improvements that are not removed or bonded around within thirty (30) days of Tenant's receipt of notice of same, pursuant to the applicable provisions of this Lease. Notwithstanding anything to the contrary set forth in this Paragraph 11, Tenant may, from time to time during the Lease Term, at Tenant's sole cost, and after giving Landlord at least thirty (30) days' prior notice of its intention to do so, make such alterations, additions and changes in and to the interior of the Premises as Tenant may find necessary or convenient on condition that such alteration, addition, or change does not cause a Design Problem, as defined below. A "Design Problem" is defined as, and will be deemed to exist if such alteration, addition, or change is reasonably likely to (i) affect the exterior appearance of the Building; (ii) materially adversely affect the Building structure; (iii) materially adversely affect the Building systems; or (iv) fail to comply with applicable laws. Further, notwithstanding anything in this Lease to the contrary, Tenant shall have the right, without Landlord's consent but upon five (5) business days prior notice to Landlord, to make strictly cosmetic, non-structural alterations, additions, or alterations to the Premises ("Cosmetic Alterations") that do not (i) affect the exterior appearance of the Premises or Building, or (ii) affect the Building's mechanical systems.
12.    Maintenance.
a.    Beginning on the Rent Commencement Date, and continuing through the duration of the Lease term, Landlord shall (i) keep and maintain the roof, roof membrane, exterior walls, structural frame, and floor slab and underground plumbing and utility systems of the Building in good and serviceable condition, and (ii) replace all fire sprinkler system and Building mechanical systems when necessary, all at Landlord's cost without contribution from Tenant, provided any defect is not the result of any negligence, abuse, or fault of Tenant or Tenant's agents, customers, or invitees, and further provided that Tenant has provided for regular maintenance of all such systems/sprinklers, as required below, and that Tenant shall be responsible for replacement of any such systems/sprinklers to the extent their installation was Tenant Generated.
b.    Except as otherwise provided in subparagraph a. above, Tenant shall, at Tenant's expense, keep and maintain the Premises and all non-structural components thereof, including the heating, ventilating, and air conditioning, mechanical, above ground plumbing, and electrical lines, systems, and equipment in good working order and condition. Tenant shall keep the interior of the Premises in a clean, sanitary, and safe condition, free of accumulations of trash and debris. Tenant shall obtain annual inspections and routine maintenance necessary to keep all such systems in good working order. In addition, Tenant shall provide all routine maintenance on the fire sprinkler system serving the Premises, and shall repair the fire sprinkler system if necessary in order to keep the same in said condition, to the extent that such repairs are not deemed to be capital expenditures as described in subsection c, hereinafter. Landlord warrants that at the commencement of the Lease term, said fire sprinkler system and the compressor therefor shall be in good working order. Tenant shall at all times keep adequate heat in the Premises to keep the fire sprinkler system from being damaged by freezing.
c.    Beginning on the Rent Commencement Date, and continuing through the duration of the Lease term, Landlord shall keep and maintain the sidewalks, curbs, parking areas, sewer and water mains, and all common areas of the Premises serving the Building in a good condition and state of repair. Landlord's responsibility under this subparagraph c. shall include, but not be limited to, mowing and maintenance of all landscaped areas, snow removal, and cosmetic repairs to the exterior walls of the Building, and sealing, striping, and maintaining the parking areas and drives serving the Building. On or before the beginning of each calendar year, after the Effective Date, Landlord shall provide to Tenant a reasonable estimate of maintenance expenses for the Premises as provided for in this subparagraph 12.c. (the "Maintenance Estimate"). Beginning on the Rent Commencement Date, in addition to rent and other charges, Tenant shall pay l/12th of the Maintenance Estimate on the first day of each month, concurrently with payment of the rent. Within thirty (30) days after the end of the calendar year, Landlord shall provide to Tenant a statement showing the actual amounts paid for maintenance of the Premises under this subparagraph 12.c., and there shall be a reconciliation of such amounts between Landlord and Tenant, with any overpayment to be refunded to Tenant by Landlord within ten (10) days of Landlord's invoice, or any underpayment to be paid by Tenant to Landlord within ten (10) days of invoicing by Landlord. Landlord's annual statement shall be accompanied by a written itemization of all such cost and expense incurred by Landlord for the one (I) year period referred to in such billing. Tenant shall have the right to review and inspect Landlord's books and records relating to such expenses and Landlord agrees to keep and maintain the same for no less than 2 years and to allow Tenant to inspect the same at reasonable times upon reasonable advance notice to Landlord. Notwithstanding anything to the contrary set forth in this Lease, any capital expenditures (i.e. those which are treated as such under either generally accepted accounting principles ("GAAP") or Internal Revenue Code requirements and which, in the customary course of maintenance practice for buildings similar in type and location to that of the Building, do not recur annually) that Landlord may pass through to Tenant pursuant to the applicable provisions of this Lease shall be amortized over such capital expenditure's useful life in accordance with GAAP or the Internal Revenue Code, and Tenant shall pay only the amortized portion during the Lease Term.
13.    Utilities - Services. Commencing on the Rent Commencement Date, Tenant shall pay for all utilities separately metered or charged to the Premises, including, without limitation, air-conditioning, heat, gas, water, garbage disposal, and electricity. Tenant shall pay its prorated share no more frequently than monthly and immediately upon receipt of Landlord's invoice therefor. To the extent practical, reasonable, and effective, such utilities, including but not limited to gas, electricity, and water, shall be separately metered, and in such event, Tenant shall bear responsibility for and the full cost of such separately metered utilities.
14.    Damage or Destruction.
a.    In the event all or a portion of the Building constituting the Premises is destroyed or damaged by a peril covered by insurance that Landlord maintains or is required to maintain hereunder, then Landlord shall begin repairing the Premises with all reasonable speed to completion, in which event this Lease shall continue in full force and effect. Such repair and reconstruction shall be only to the extent necessary to restore the Premises to its condition as of the Commencement Date ("Landlord's Restoration Work"), and Tenant shall restore the Tenant Improvements after Landlord's Restoration Work is complete.
b.    If the Premises are damaged as a result of a peril not covered by insurance maintained or required to be maintained by Landlord and the cost to repair such damage exceeds ten percent (10%) of the total replacement cost of the Building, then Landlord may, within sixty (60) days following the date of the casualty, either (i) commence

Landlord's Restoration Work and prosecute the same to completion with all reasonable speed, or (ii) elect to terminate this Lease effective within ten (10) days after Landlord's written notice thereof
c.    With respect to damage or destruction contemplated in Paragraphs 14(a) or 14(b) above, Landlord shall, within sixty (60) days after the occurrence of the casualty (the "Due Date") (and provided that this Lease is not terminated in accordance with the provisions of this Paragraph 14), advise Tenant of the estimated time ("Estimated Restoration Time") to complete Landlord's Restoration Work. If the Estimated Restoration Time exceeds 270 days, then Tenant may elect to terminate this Lease upon at least ten (10) days' notice, which shall be given within ten (10) days after notification of such Estimated Restoration Time. Tenant's failure to respond within such ten(! 0) day period shall be deemed an election by Tenant to await Landlord's repair work within the Estimated Restoration Time. If Landlord fails to complete Landlord's Restoration Work by the Estimated Restoration Time, then Tenant shall have the continuing right thereafter and prior to the completion of construction to terminate this Lease upon ten (10) days written notice to Landlord, except that Landlord's time for performance of Landlord's Restoration Work shall be extended, in the event of any delay caused by force majeure, including, without limitation, for purposes of this subsectionl4. c, unusually adverse weather conditions not reasonably foreseeable, legal proceedings (including, but not limited to, condemnation or eminent domain proceedings), orders of any kind of any court or governmental body (but excluding any orders, ordinances, resolutions or other actions of the City), strikes, lockouts, labor shortages, acts of God, war, any court order or judgment resulting from any litigation affecting the validity of this Agreement, or any of the ordinances or resolutions approving the same, or other like causes beyond the responsible party's reasonable control. Should Landlord require any extension due to an event of force majeure, Landlord shall, within thirty (30) days after the event of force majeure, notify Tenant in writing of the occurrence of such event and shall provide to Tenant at that time a revised estimate of the date on which Landlord's Restoration Work shall be complete.
d.    If all or a portion of the Building constituting the Premises is destroyed or damaged during the last year of the Lease term, Tenant cannot occupy the Premises as a result thereof, Tenant has elected to not exercise its Option Term, and Landlord reasonably determines that the Premises cannot be repaired within ninety (90) days after the occurrence of any such damage, then either party shall be entitled to terminate this Lease effective as of the date of any such damage or destruction by so notifying the other party within ten (10) days after the occurrence thereof. If all or a portion of the Building constituting the Premises is destroyed or damaged during the last year of the Lease term, but the same is not to such extent, or should neither party elect to so terminate this Lease in accordance with the immediately preceding sentence, then Landlord shall proceed to repair and restore the Premises to as good a condition as the same were in prior to the occurrence of any such damage, with all reasonable speed, taking into consideration sound construction practices and delays caused by circumstances beyond Landlord's reasonable ability to control.
e.    During the period of any repairs made pursuant to this Paragraph 14, the rent due hereunder shall be equitably abated to the extent that any portion of the Premises is unusable by Tenant during the period of any such repairs and, if from the standpoint of prudent business management, Tenant reasonably determines that it cannot operate in the Premises at all during the performance of the restoration work, then such abatement shall be total.
f.    Should Landlord fail to proceed with reasonable diligence in making repairs and restorations pursuant to this Paragraph 14 and such failure continues for twenty (20) days after written notice thereof making specific reference to this paragraph 14 is given by Tenant to Landlord, then Tenant shall have the right to terminate this Lease.
15.    Condemnation. If the whole or any substantial part of the Premises or access thereto should be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain, or sold to the condemning authority under threat of condemnation, this Lease shall terminate and the rent shall be abated during the unexpired portion of the Lease term, effective upon the actual physical taking.
If less than a substantial part of the Premises or access thereto is taken for a public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or be sold to the condemning authority under threat of condemnation, the Lease shall not terminate; however, the rent shall be adjusted as to the area not taken as is fair and reasonable. Landlord shall restore the remaining portion of the Premises as necessary, at its sole cost and expense, to render the Premises suitable for Tenant's use and occupancy.
That portion of the Premises taken for public or quasi-public use shall be deemed "substantial" if Tenant, at its sole discretion, determines that as a result of such taking, Tenant is unable to conduct business thereon substantially in the manner and to the extent conducted immediately prior to such taking, and, if such taking is "substantial," Tenant may elect to terminate this Lease as of the date of such taking by so notifying Landlord in writing.
Landlord and Tenant, after first paying all costs and expenses of litigation and/or negotiation against the condemning authority, including, but not limited to, reasonable attorneys' fees, shall each be entitled to receive and retain such separate awards and portions of lump-sum awards as may be allocated to their respective interests in the Premises; provided, that, no settlement shall be made by either party until the parties have first agreed upon allocation of the settlement amount. Termination of this Lease in accordance with the first paragraph of this section shall not affect the respective rights of the parties to such awards.
16.    Surrender. Upon the expiration of the term of this Lease or at any earlier termination in accordance with the provisions hereof, Tenant shall deliver the Premises, together with any alterations or improvements installed in the Premises by Landlord or the Tenant Improvements installed by Tenant (other than trade fixtures and associated Landlord Improvements or Tenant's Improvements that are specialized to accommodate Tenant's trade fixtures including but not limited to internal curbing, epoxy flooring, carbon dioxide, nitrogen, water and steam distribution piping, floor sinks and freezer panels, which Tenant shall remove in accordance with this Paragraph 16), in as good a condition as the same were in at the commencement of the Lease term, ordinary wear and tear and loss by fire or other casualty excepted, and excepting therefrom condemnation, and those items Landlord is required to maintain hereunder, and Tenant shall surrender the Premises to Landlord at the end of the Lease term in broom-clean condition suitable for use as an office࿽ warehouse facility. At the end of the Lease term Tenant shall be entitled to remove any trade fixtures and signage installed in or on the Premises by Tenant, provided, however, Tenant repairs all damage to the Premises occasioned by removal by the end of the Lease term.
17.    Default. It is agreed that (i) if Tenant fails to pay rent or any other charge due Landlord from Tenant when due and said failure continues for ten (I 0) days after written notice thereof from Landlord to Tenant, or (ii) if default shall be made in the prompt and full performance of any other covenant, condition, or agreement of this Lease to be kept or performed by Tenant and such default continues uncured for thirty (30) days after written notice thereof to Tenant (except, that, if the nature of Tenant's default is such that more than thirty (30) days are reasonably necessary for its cure, then Tenant shall not be deemed to be in default if Tenant commenced such cure within such thirty (30)-day period, and thereafter diligently pursues such cure to completion), or (iii) if Tenant shall suffer this Lease to be taken under any writ of execution or other process, or (iv) if any proceeding shall be commenced to declare Tenant bankrupt, or insolvent, or to obtain relief under any chapter or provision of any bankruptcy or debtor relieflaw or act (and such proceeding is not dismissed within 90 days of the commencement thereof) or to reduce or modify Tenant's debts or obligations or to delay or extend the payment therefor, or if any assignment of Tenant's property be made for the benefit of creditors, or if a receiver or trustee be appointed for Tenant or Tenant's property or business then and in any of such events, Tenant shall be deemed to be in default hereunder. Notwithstanding the foregoing, if, during the Lease term Landlord has given two (2) notices during any calendar year to Tenant under (i) above, any subsequent failure of Tenant to pay any amount due Landlord hereunder when due during such calendar year shall immediately constitute a "Monetary Default" without further notice from Landlord to Tenant. Landlord, besides any other rights or remedies Landlord may have hereunder or under applicable law, shall have the immediate right to terminate this Lease or the immediate right of re-entry with or without termination, in which event, Landlord may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without Landlord being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby, provided Landlord complies with applicable law. Landlord shall use reasonable efforts to mitigate its damages in the event Tenant defaults hereunder.
Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either (a) terminate this Lease, or (b) it may from time to time without terminating this Lease, make such reasonable alterations and repairs as may be necessary in order to relet the Premises and relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as are reasonable

Upon such reletting, all rentals received by Landlord from such reletting shall be applied, first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and reasonable attorneys' fees and costs of repairs; third, to the payment of rent due and payable hereunder, and the residue, if any, shall be held by Landlord and applied to the payment of future rents as the same may become due and payable hereunder. If such rentals received from reletting during any month be less than that payable during the month by Tenant hereunder, Tenant shall pay any deficiency to Landlord from time to time, within ten (10) days' of Landlord's written demand. No such re-entry or taking possession of said Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default by Tenant. Should Landlord at any time terminate this Lease for any default by Tenant that remains uncured after the passing of applicable notice and cure periods, in addition to any other remedies Landlord may have hereunder or under applicable law, Landlord may recover from Tenant all rents and other charges due Landlord from Tenant according to the terms of this Lease and which are in arrears at the time of termination plus an additional amount as liquidated damages equal to the present value of the future rents due under this Lease. Landlord covenants to use commercially reasonable efforts to mitigate damages and relet the Premises at the highest rent and on the best terms then available to Landlord.
No waiver by either party of any breach by the other party of any such other party's obligations, agreements, or covenants hereunder shall be deemed to be a waiver of any prior or subsequent breach of the same or of any other obligations, no shall any forbearance by either party to seek remedy for any breach by the other party be deemed a waiver of any rights and remedies with respect to such breach or any prior or subsequent breach.
Landlord may recover from Tenant all reasonable damages directly incurred by reason of breach or default by Tenant, including, but not limited to, the costs of recovering the Premises and reasonable attorneys' fees; except, that, in no event shall Tenant be liable for consequential damages unless such consequential damages arise from Tenant placing Hazardous Materials in, on, or under the Premises in violation of applicable laws.

18.    Environmental Provisions. Tenant shall conduct its business operations at the Premises in a manner such that it is in compliance with all federal, state, or local environmental laws, ordinances, and regulations governing the Premises ("Hazardous Materials Laws"). Tenant shall not use, generate, manufacture, store, or dispose of on, under, or about the Premises or transport to or from the Premises any Hazardous Materials in violation of Hazardous Materials Laws. "Hazardous Materials" are any flammable, explosive, radioactive, toxic, or other related materials are regulated or become regulated under Hazardous Materials Laws, including, but not limited to, "hazardous substances" as defined in the Comprehensive Environmental Response and Liability Act of 1980, 42 U.S.C. 9601, et seq. Tenant hereby agrees to indemnify Landlord, its officers, directors, agents, and employees and hold Landlord, its officers, directors, agents, and employees harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative, and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, but not limited to, reasonable attorney's fees and expenses), arising directly or indirectly, in whole or in part, out of any activity carried on or undertaken on or off the Premises, during the term of the Lease and whether by Tenant or any assignees, licensees, employees, agents, contractors, or subcontractors of Tenant in connection with the handling, treatment, removal, storage, decontamination, cleanup, transport, or disposal of any Hazardous Materials at any time located or present on, under, or about the Premises. Notwithstanding anything to the contrary herein, Tenant shall not be liable or responsible for any environmental conditions that (i) existed on the Premises prior to Tenant's occupancy of the Premises, (ii) was caused or exacerbated by Landlord or Landlord's employees, agents, contractors, or subcontractors, or (iii) was caused or exacerbated by any party other than Tenant or Tenant Parties, provided that Tenant shall bear the burden of proving that any contamination occurring during Tenant's occupancy of the Premises was caused or exacerbated by such third party. Each party shall promptly advise the other party to this Lease in writing of (i) any and all enforcement, cleanup, remedial, removal or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws; (ii) all claims made or threatened by any third party against Landlord, Tenant, or the Premises relating to damage, contribution, cost recovery compensation, loss, or injury resulting from any Hazardous Materials; and (iii)

Tenant's or Landlord's, as applicable, discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Premises that could cause the Premises to be subject to any restrictions on the ownership, occupancy, transferability, or use of the Premises under any applicable laws.
19.    Subordination and Quiet Enjoyment. Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any deed of trust now or hereafter placed upon the Premises, or upon any buildings hereafter placed upon the land parcel upon which the demised Premises are located, and Tenant agrees upon request to execute an agreement subordinating its interest and/or attornment agreement to such deed of trust provided that Tenant concurrently receives a written agreement signed by the holder of such lien that includes the following ( collectively, "Non-Disturbance Protection"): that no default by Landlord under any such deed of trust shall affect Tenant's rights hereunder so long as Tenant shall not be in default hereunder after written notice thereof and the passing of all applicable cure periods, and Tenant's right to quiet enjoyment and rights and options under this Lease shall not be disturbed if Tenant is not in default. So long as Tenant is not in default under this Lease after written notice thereof and the passing of all applicable cure periods, Landlord covenants and agrees that Tenant shall lawfully and quietly hold, occupy, and enjoy the Premises during the term of this Lease, without hindrance or molestation by or from anyone claiming by, through, or under Landlord. Either party hereto shall and hereby agrees to execute an estoppel letter or certificate from time to time, within fourteen (14) days of receipt of written request by the other party hereto, whereunder the non-requesting party hereto acknowledges that this Lease is then in effect, verifying that the requesting party hereto is not in default under the Lease, or if there be such default, stating the nature of such default, statiug the Commencement Date of the Lease, the amount of the monthly rent installments then due and payable under the Lease and verifying if Tenant has not prepaid the rent more than one (1) month in advance and providing such other information regarding this Lease as the requesting party hereto may request.
20.    Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any deed of trust made by Landlord covering the Premises, Tenant hereby attoms to and covenants and agrees to execute an instrument in writing that contains Non-Disturbance Protection and is reasonably satisfactory to the new owner and Tenant whereby Tenant attoms to such successor in interest and recognizes such successor as the Landlord under this Lease, and Tenant's rights and options shall continue under this Lease so long as Tenant is not in default hereunder after written notice thereof and the passing of all applicable cure periods.
21.    Right of First Refusal. Landlord hereby represents to Tenant that Landlord has a right of refusal to purchase the vacant land adjacent to the north and south of the Property (the "ROFR Space"). In the event that the current owner of the ROFR Space (or any portion of such ROFR Space) enters into a contract to sell all or a part of the ROFR Space, and Landlord is notified of same, Landlord sha!I notify Tenant of same. Tenant shall have ten days thereafter within which to notify Landlord whether Tenant desires to expand the Premises, and negotiate terms acceptable to Landlord and Tenant for a lease of same. Upon expiration of said 10-day period, Landlord may elect not to purchase the ROFR Space without regard to the right of first refusal set forth herein.
22.    Holding Over. If Tenant shall hold over after expiration of the term of this Lease for any cause, Tenant shall be liable for one and one-half times the base rent payable hereunder for any such holdover period and shall otherwise be upon the terms and conditions herein specified as may be applicable.
23.    Miscellaneous. Each provision of this Lease shall be deemed to be both a covenant and a condition. All rights and remedies of Landlord and Tenant herein created or otherwise existing at law or equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the rights to the exercise of any other. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as Landlord and Tenant shall deem desirable.
The failure of one party to insist upon strict performance by the other party of any of the covenants, conditions, and agreements of this Lease shall not be deemed a waiver of any rights or remedies concerning any prior, subsequent, or continuing breach or default of any of the covenants, conditions, and agreements of this Lease. No surrender of the demised Premises shall be affected by Landlord's acceptance of rental or by any other means whatsoever unless the same be evidenced by Landlord's written acceptance of such a surrender.
All covenants, promises, conditions, representations, and agreements herein contained shall be binding upon and inure to the parties hereto and their respective successors and permitted assigns; provided that no assignment of this Lease or any interest therein shall be made except as expressly permitted herein. As used in this Lease the word "Tenant" shall include, where appropriate, any party or parties having or making claim to the leasehold interest herein.
The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter.
The captions or titles to paragraphs and articles of this Lease are not a part of it, are for convenience in locating provisions only, and shall have no effect upon the construction or interpretation of this Lease.
Tenant shall pay before the same becomes delinquent, all taxes on the Tenant's personal property located on the Premises, and all taxes, licenses, and other impositions levied by any governmental jurisdiction having authority on the Tenant's business operated on the Premises.
The sole legal relationship between the parties hereto by reason ofthis Lease shall be that of Landlord and Tenant. Neither party, in any way or for any purpose, becomes a partner of the other party in the conduct of its business or otherwise, or joint venturer or a member of a joint enterprise with the other party.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Lease shall be valid and be enforced to the fullest extent permitted bylaw.
All exhibits referred to herein and attached to this Lease are incorporated herein by reference.
This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises are located.
This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Lease.
24.    Brokerage. Both Landlord and Tenant represent to each other that they have not retained or used the services of a broker or agent in connection with this transaction other than SilverTree Realty Corp., who is serving as the Transaction Broker. Landlord shall be solely responsible for all brokerage commissions incurred by it in connection with this transaction and agrees to indemnify and hold Tenant harmless from any claims of any other brokers or agents for fees or commissions arising out of this transaction. Each party hereto shall indemnify and hold the other party hereto harmless from any claims of any brokers or agents for fees or commissions arising by or through such party.
25.    Notices. Notices and demands required or permitted to be given hereunder may be given in writing by personal delivery to either party or any officer or other representative of the party to be notified, or may be sent by certified mail, or via overnight delivery service, addressed, postage prepaid, to the addresses as set out below, or such other addresses, notice of which is given pursuant hereto, or by electronic mail to the email addresses provided:

IF TO LANDLORD:	LeMone Family Limited Partnership LLLP
3316 LeMone Industrial Boulevard
Columbia, MO 65201
Attn: Mac LeMone
Facsimile: (573) 449-7300
mlemone@ldconst.com

and to:	Phebe La Mar
P.O. Box 918
Columbia, MO 65205
Facsimile: (573) 442-6686
lamar@smithlewis.com

IF TO TENANT:	Beyond Meat
2400 Maguire Blvd.
Columbia, MO 65201
Attn: Aaron Acevedo
aacevedo@beyondmeat.com

and to:	Beyond Meat
1325 E. El Segundo Blvd.
El Segundo, CA 90245
Attn: Mark Nelson
mnelson@beyondmeat.com

26.    Amendments. No amendments, modifications of, or supplements to this Lease shall be effective unless in writing and executed by both parties.
27.    Time of Essence. Time is of the essence of this Lease and each and every provision hereunder.
IN WITNESS WHEREOF, this Lease has been executed on the day and year set forth above.

Landlord:
LeMone Family Limited Partnership LLLP

/s/ Sara Maguire LeMone
Sara Maguire LeMone, General Partner

Tenant:
Savage River, Inc.

By:	/s/ Mark J. Nelson
Printed Name:	Mark J. Nelson
Title:	COO and CFO

Exhibit A

Site Plan

Exhibit B

Landlord Improvements

•	Exterior

◦	Repair and replace existing exterior doors as needed

◦	Repair all penetrations in exterior walls

◦	Concrete pads for HVAC

◦	Concrete pads for Freezer condensers

◦	Concrete footing and pads for Nitrogen and C02 tanks

◦	North Access and parking lot addition as allowed by local development ordinances

•	Existing Office Area

◦	Repair and Remodel existing office area

◦	Repair and Remodel existing restrooms

◦	Replace HVAC in existing office area

•	Office Administration Infill

◦	Build-out walls for Chemical Storage, Locker Rooms, Coats, Boot wash and Electrical Panel areas

◦	Structural support for mezzanine level office addition

◦	Build out mezzanine office addition

◦	Stairs to mezzanine

◦	FRP in Chemical Storage and Locker Rooms

•	Frozen Storage & Packaging Areas

◦	Floor cut and insulation for thermal break at Freezer

◦	Curbs for freezer

◦	Fire Sprinkler modifications for freezer

◦	Epoxy overlay in Packaging Area

•	Production Area

◦	Floor drains and trenches

◦	Epoxy overlay flooring

◦	Curbs at perimeter

◦	Underground floor prep and drains for 2x2 floor sinks

◦	Install new HVAC

•	Warehouse & Dry Storage Area

◦	Install HVAC
◦Structural support for the mezzanine level office and parts supply rooms
◦Build out mezzanine office and parts supply areas

◦	Stairs to mezzanine office and parts supply areas

•	Utilities

◦	Upgrade primary electric service to 4,000 amps

◦	Lighting rework throughout to accommodate new infill and FFE

◦	Water distribution throughout

•	Roofing

◦	Modifications for exhaust piping for gas grill and freezer equipment

•	Architectural & Engineering

◦	Design of all modifications and improvements by Simon Associates and Timberlake Engineering

◦	Coordinated by Justin Fuller of Beyond Meat

Exhibit C

Tenant Improvements

Shipping
1000 pallet spaces
Receiving
Food Service
Fresh FE
Frozen Storage
Beef Crumble
Extrusion
Chicken
600 pallet spaces
Dry Storage
Mixing
Upstairs offices
Upstairs Parts racks
DRIVEWAY
DOCK BUMPERS TYPICAL
DOCK LEVELERS
ENTRY
OFFICE
BREAKRM
EXIT
RETAINING WALL

2400 MCGUIRE BLVD.

FLOOR PLAN

LEASE AMENDMENT
THIS LEASE AMENDMENT is entered into on this 18th day of April, 2018, by and between LeMone Family Limited Partnership, LLLP, a Missouri limited liability limited partnership, hereinafter referred to as "Landlord," and Savage River, Inc., a Delaware corporation, hereinafter referred to as "Tenant."

WHEREAS, on or about October 12, 2017, Landlord and Tenant entered into a Lease (the "Original Lease") for certain real estate and improvements located at 2400 Maguire Boulevard, Columbia, Boone County, Missouri (the "Premises"); and

WHEREAS, Landlord and Tenant have obtained and had prepared mutually approved plans and specifications for completion of the Landlord Improvements and the Tenant Improvements contemplated in the Original Lease ( collectively, "Plans and Specifications"); and

WHEREAS, the parties desire to enter into this Lease Amendment in order to modify the terms of the Original Lease as herein set forth (hereinafter the Original Lease and the Lease Amendment shall sometimes be referred to collectively as the "Lease").

NOW THREFORE, for and in consideration of the mutual agreements and covenants herein, the parties hereby agree as follows:

1.    Construction. Landlord and Tenant hereby agree that paragraph 2 of the Original Lease shall be deleted and replaced in its entirety with the following:
"Upon execution of the Original Lease, Landlord commenced construction of the improvements listed on Exhibit B, attached hereto and incorporated herein by this reference ( collectively, the "Landlord Improvements"), and shall substantially complete construction using reasonable diligence. The construction of the Landlord Improvements shall be designed to accommodate installation of Tenant's furniture, fixtures, and equipment, shown on the Tenant Improvements portion of the Plans and Specifications coordinated by Tenant and supplied to Landlord, a summary of which is attached hereto as Exhibit C and incorporated herein by this reference (collectively, the "Tenant Improvements"). For purposes of this Lease, the Premises shall be deemed to be "substantially complete" when Landlord has (a) obtained a Certificate of Occupancy for the Premises (temporary or permanent) and (b) completed the Landlord Improvements (i) such that Tenant may lawfully use and occupy the Premises for Tenant's intended purpose, and (ii) in a manner to accommodate the installation of Tenant Improvements, subject to Punch List Items. As used herein "Punch List Items" are those minor items of construction that must be completed or corrected and that will not materially interfere with Tenant's ability to then complete the Tenant Improvements. Landlord shall promptly notify Tenant once the Landlord Improvements are substantially complete, whereupon the Premises shall be delivered to and accepted by Tenant on condition that Landlord shall complete all Punch List Items as soon

1

thereafter as reasonably practicable. The "Commencement Date" shall be the first day of the calendar month following the calendar month thirty (30) days after the date the Landlord Improvements are substantially complete. Landlord agrees that Landlord is providing to Tenant an allowance of One Million Dollars ($1,000,000) (the "Construction Allowance"), the proceeds of which shall be used for the Landlord Improvements; except, that, to the extent there may be any funds remaining from the Construction Allowance upon completion of the Landlord Improvements, such remainder shall be applied to the cost of constructing Tenant Improvements. All undisputed costs in excess of the Construction Allowance shall be paid by Tenant monthly, within five (5) business days of invoicing from Landlord. Prior to Landlord invoicing Tenant, all applications for payment ( each an "Application for Payment") submitted to Landlord by the general contractor performing the Landlord Improvements ("Contractor") shall be simultaneously submitted to Landlord and Tenant for their review.Within five (5) business days after receipt of an accurate, correct, and complete Application for Payment, Landlord and Tenant shall approve or disapprove such Application for Payment (or portions thereof) via DocuSign, and any such disapproval shall be accompanied with a recitation of the reason for such rejection. The Application for Payment shall be deemed approved in the event Landlord and Tenant do not approve or disapprove such Application for Payment within said five. (5) business days. In addition to the foregoing, Landlord shall cause the construction contract with Contractor (with all attachments, exhibits, addenda, and amendments thereto, the "Contract") to be promptly amended to include the provisions set forth on Exhibit D attached hereto and made a part hereof The Tenant Improvements are hereby deemed approved for all purposes of Paragraph 11 of the Lease; and Tenant shall perform the Tenant Improvements in compliance with all requirements of paragraph 11.
2.    Governing Provisions. Except as provided for above, all other terms and provisions of the Original Lease shall remain in full force and effect. Any inconsistency between the Original Lease and the provisions of this Lease Amendment shall be governed by the provisions of this Lease Amendment.
3.    Binding Effect; Counterparts. This Lease Amendment, and the Original Lease as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Lease Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Facsimile or other electronically transmitted signatures shall be treated as originals for all purposes.

[signature pages follows]

2

IN WITNESS WHEREOF, this Lease Agreement has been executed on the date first written above.

Landlord:		Tenant:
LeMone Family Limited Partnership LLLP		Savage River, Inc.

By:	/s/ Sara Maguire LeMone	By:
Sara Maguire LeMone, General Partner		Printed Name:
Title:

3

IN WITNESS WHEREOF, this Lease Agreement has been executed on the date first written above.

Landlord:	Tenant:
LeMone Family Limited Partnership LLLP	Savage River, Inc.

By:	By:	/s/ Mark J. Nelson
Sara Maguire LeMone, General Partner	Printed Name:	Mark Nelson
	Title:	COO & CFO

4

Exhibit B

[attached hereto]

Beyond Meat
2400 Maguire Blvd.

Sheet#	Original Date	Revision #01	Revision #02	Revision #03
Al.O	12/22/2017	1/22/2018
Al.1	12/22/2017	1/22/2018
A2.0	12/22/2017	1/22/2018	1/26/2018
A2.l	12/22/2017	1/22/2018	1/26/2018
A2.2	12/22/2017	1/22/2018	1/26/2018
A3.0	12/22/2017	1/22/2018		2/22/2018
A3.l	12/22/2017	1/22/2018	1/26/2018	2/22/2018
A3.2	12/22/2017			2/22/2018
A3.3	12/22/2017
A3.4	12/22/2017	1/22/2018	1/26/2018
A3.5	12/22/2017	1/22/2018		2/22/2018
A6.0	12/22/2017	1/22/2018		2/22/2018

ME P1	12/22/2017
MED1	12/22/2017	1/24/2018
Ml00	12/22/2017	1/24/2018	1/25/2018	3/9/2018
M101	12/22/2017
MD100	12/22/2017			3/9/2018
MD200	12/22/2017	1/24/2018	1/25/2018	3/9/2018
EP100	12/22/2017	1/24/2018	1/25/2018	3/9/2018
EP101	12/22/2017	1/24/2018
EL100	12/22/2017
EL101	12/22/2017
ED100	12/22/2017	1/24/2018
ED200	12/22/2017	1/24/2018	1/25/2018	3/9/2018
PS100	12/22/2017	1/24/2018	1/25/2018
PS101	12/22/2017	1/24/2018	1/25/2018	3/9/2018
PW100	12/22/2017	1/24/2018	1/25/2018	3/9/2018
PW101	12/22/2017	1/24/2018		3/9/2018

Revision #01 = Response to City Permit Review Letter
Revision #02 = Miscellaneous Drawings corrections
Revision #03 = Value Engineering (Omitting walls, HVAC, etc.)

Exhibit C

[attached hereto]

Beyond Meat
2400 Maguire Blvd.

Sheet#	Original Date	Revision #01	Revision #02	Revision #03
A1.0	12/22/2017	1/22/2018
A1.1	12/22/2017	1/22/2018
A2.0	12/22/2017	1/22/2018	1/26/2018
A2.1	12/22/2017	1/22/2018	1/26/2018
A2.2	12/22/2017	1/22/2018	1/26/2018
A3.0	12/22/2017	1/22/2018
A3.1	12/22/2017	1/22/2018	1/26/2018	2/22/2018
A3.2	12/22/2017			2/22/2018
A3.3	12/22/2017
A3.4	12/22/2017	1/22/2018	1/26/2018
A3.5	12/22/2017	1/22/2018		2/22/2018
A6.0	12/22/2017	1/22/2018		2/22/2018

MEP1	12/22/2017
MED1	12/22/2017
M100	12/22/2017	1/24/2018	1/25/2018	3/9/2018
M101	12/22/2017
MD100	12/22/2017			3/9/2018
MD200	12/22/2017	1/24/2018	1/25/2018	3/9/2018
EP100	12/22/2017	1/24/2018	1/25/2018	3/9/2018
EP101	12/22/2017	1/24/2018
EL100	12/22/2017
EL101	12/22/2017
ED100	12/22/2017	1/24/2018
ED200	12/22/2017	1/24/2018	1/25/2018	3/9/2018
PS100	12/22/2017	1/24/2018	1/25/2018
PS101	12/22/2017	1/24/2018	1/25/2018	3/9/2018
PW100	12/22/2017	1/24/2018	1/25/2018	3/9/2018
PW101	12/22/2017	1/24/2018		3/9/2018

Revision #01 = Response to City Permit Review Letter
Revision #02 = Miscellaneous Drawings corrections
Revision #03 = Value Engineering (Omitting walls, HVAC, etc.)

Exhibit D
Landlord promptly shall cause the Contract to be revised to include each of the following provisions and Landlord shall provide a copy of the fully executed amendment to the Contract or similar document or agreement evidencing the same:

1.	Cost of the Work; General Conditions; Applications for Payment; Audit Rights; Cost Savings.

1.1.
The "Cost of the Work" is the amount described as the "Original Scheduled Value" in the Schedule of Values approved by Contractor, Landlord, and Tenant (the "Schedule of Values"). The Cost of the Work shall include the cost of the work and services identified in the Schedule of Values (and as may be modified pursuant to this Paragraph). Notwithstanding anything to the contrary set forth herein or in the Contract, Tenant shall not be obligated to pay as Cost of the Work, and the Construction Allowance may be not be used for, any of the following items: (I) the Contractor's capital expenses, including interest on the Contractor's-capital employed for the work described in the Contract and Plans and Specifications approved by Landlord, Tenant, and Contractor (collectively, the "Contract Documents", and such work, collectively, the "Work"); (2) costs due to the fault or negligence of the Contractor and/or its Subcontractors and any other person or entity for whose acts the Contractor and/or its Subcontractors may be liable, including, without limitation, the costs of correcting damaged, defective or non-conforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied; and (3) overhead and general expenses, general conditions and profit other than the "General Conditions" of 8% and the "Contractor's Mark-up" of 10% set forth on the project budget attached to Pay Application #1; except, that, "Contractor's Mark-up" shall exclude any mark-up on General Conditions .. Further, notwithstanding anything to the contrary set forth herein or in the Contract, the General Conditions shall not include any cost item that is already accounted for in another line item in the project budget attached to Pay Application #1.

1.2.
The period covered by each Application for Payment shall be one calendar month ending on the last day of the month. Each Application for Payment shall be accompanied by a lien waiver, executed by each Subcontractor and each materialman or supplier, covering all labor and materials that shall have been paid for in any previous application. Each Application for Payment shall also be accompanied by a partial lien waiver, executed by the Contractor and covering the entire amount of the payment requested by the relevant Application for Payment, effective on payment. In addition, each Application for Payment shall be notarized, if required, and supported by such data substantiating the Contractor's right to payment as Landlord or Tenant may reasonably require, such as copies of requisitions, invoices or payment applications from Subcontractors and material suppliers. Neither Landlord nor Tenant shall be required to process an Application for Payment until such lien waivers and other requested information are submitted. The Contractor's Applications for Payment may not include requests for payment of amounts the Contractor does not intend to pay to a Subcontractor or material supplier because of a dispute or other reason.

1.3.
Contractor shall permit Landlord and Tenant to audit their books for any purpose of determining the correctness and allowability of charges made pursuant to the Contract, including all items in the Cost of the Work and in any change order (except that these provisions shall not apply to Work contracted on a lump sum basis). Contractor shall produce all data that Landlord or Tenant may request for any such purpose. Contractor shall keep, and shall cause all Subcontractors to keep, such full and detailed accounts as may be necessary to reflect its operations with respect to such charges and extras. Landlord and Tenant and each of their respective agents and employees shall be afforded access at all reasonable times to Contractor's and (if applicable) Subcontractors' books, correspondence, instructions, receipts, vouchers, memoranda, and records of all kinds, relating to all Work under the Contract as well as to changes in the Work and extras. In regard to the foregoing and generally, Contractor hereby authorizes the Owner, and shall require all Subcontractors to authorize the Owner, to check directly with its suppliers of labor and materials the charges for such labor, material, and other items appearing in the Contractor's bills rendered to the Owner and the balances due on such charges and to obtain sworn statements and waivers of lien from any such suppliers. This provision shall survive for a period of four (4) years after the date the Landlord Improvements are substantially complete.

1.4.
If the final Cost of the Work incurred by Cootractor on the Project is less than the amount set forth in the Schedule of Values agreed upon by Landlord and Tenant, Tenant shall be entitled to all such savings and Contractor will return to Landlord, for the benefit of Tenant, Cost of the Work saved.

2.	Warranties: Condition to Final Payment.

2.1.
Contractor warrants to Landlord and Tenant that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by Plans and Specifications, that the Work will be free from any defects or deficiencies in workmanship or materials ( ordinary wear and tear excepted) and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective. The Contractor's warranty does not cover damage or failure of materials to the extent caused by any abuse, modification, improper or insufficient maintenance or improper operation by the Owner. If required by the Owner, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment to be employed in the performance of the Work.

2.2.
In addition to the warranties set forth in the immediately preceding Paragraph, Contractor represents and warrants to Landlord and Tenant that all Work, materials, and equipment furnished under the Contract shall be free from failure under ordinary usage for a period of one (1) year from the date the Landlord Improvements are substantially complete. All Work not conforming to these standards shall be considered defective. Further, Contractor agrees that all guarantees or warranties of equipment or materials furnished to the Contractor or Subcontractors by any manufacturer or supplier shall be deemed to run to the benefit of, and are hereby assigned to, Landlord (subject to the remainder of this Paragraph). As a condition to final payment for the Work, the Contractor shall deliver to the Landlord two (2) clean, complete and readable copies of all guarantees and warranties on equipment and materials furnished by all manufacturers and suppliers to the Contractor and all Subcontractors, together with duly executed instruments properly assigning the guarantees and warranties to Landlord, and shall also deliver to Landlord two (2) clean, complete and readable copies of as-built drawings, all related manufacturer's instructions, related maintenance manuals, replacement lists, detailed drawings and any technical requirements necessary to operate and maintain such equipment and materials or needed to maintain the effectiveness of any such warranties. All warranties set forth in this Paragraph and the immediately preceding paragraph shall be assignable to Tenant, and upon Tenant's written request therefor, shall be assigned to Tenant if and to the extent Tenant is required to repair, maintain, or replace any of the Work pursuant to the applicable provisions of the Lease.

3.    Indemnity: Insurance.

3 .1.
Contractor shall indemnify and hold harmless Landlord, Tenant, and their respective officers, directors, shareholders, partners, employees or agents, from and against claims, damages, losses and expenses, including, without limitation, reasonably attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property including loss of use resulting therefrom, but only to the extent caused in whole or in part by the acts or omissions of the Contractor, a Subcontractor, a sub-Subcontractor, materialrnan, or supplier or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph. This indemnification shall survive acceptance of the Work and completion of the Contract. In claims against any person or entity indemnified under the terms of the Contract by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Contract shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor under workers or workmen's compensation acts, disability benefits acts or other employee benefit acts.

3 .2.
Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the State of Missouri and acceptable to Landlord and Tenant such insurance as will protect theContractor from the following kinds of claims, which may arise out of or result from the Contractor's operations under the Contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable: (1) claims under workers' or workmen's compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed; (2) claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor's employees; (3) claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor's employees; (4) claims for damages insured by usual personal injury liability coverage; (5) claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom; (6) claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and (7) claims involving contractual liability insurance applicable to the Contractor's indemnity obligations set forth herein. In addition, Landlord shall carry builder's risk insurance covering the Landlord Improvements. The coverage and limits of liability contained in the Contractor's liability insurance required pursuant to this Paragraph shall not be less than (1) Combined single limit for Bodily or Personal Injury and Property Damage of not less than $1,000,000 each occurrence, $2,000,000 annual aggregate for commercial general liability insurance, and (2) $1,000,000 Each accident, $1,000,000 Disease - Policy and $1,000,000 Disease - Each Employee for employer's liability insurance. All coverage shall be on an occurrence basis. With the exception of workers compensation, insurance coverages required of Contractor by the Contract shall name Landlord and Tenant as additional insureds and shall not be canceled or allowed to expire without thirty (30) days prior written notice to both Landlord and Tenant. The coverage on all such policies required from Contractor pursuant to this Contract shall be primary to any valid and collectible insurance carried by Landlord and Tenant.

Beyond Meat			Pay Application #1							04/10/2018
Item No.	Decryption of Work	Subcontractor	Original Schedule Value	Change Orders	Current Scheduled Value	From Previous Application	Labor	Material/Other/Subcontract	This period	Total Completed To Date	Balance To Finish
0-73 16	Builder's Risk	Naught Naught	$5,500.00		$5,500.00			$4,216.00	$4,216.00	$4,216.00	$1,284.00
1-00 00	Design Fees	Simon Associates	$60,370.00		$60,370.00			$54,970.00	$54,970.00	$54,970.00	$5,400.00
1-32 00	Plan Reproduction	LDC	$1,500.00		$1,500.00				$—	$—	$1,500.00
1-35 53	Camera System	LDC	$—		$—				$—	$—	$—
1-41 23	Meters / Fees	LDC	$—		$—				$—	$—	$—
1-41 26	Building Permit / Permits	City	$17,961.00		$17,961.00			$168.75	$168.75	$168.75	$17,792.25
1-45 23	Testing / Inspections	Crockett Budget	$10,000.00		$10,000.00			$724.50	$724.50	$724.50	$9,275.50
1-51 13	Temporary Electricity	LDC	$—		$—				$—	$—	$—
1-51 19	Fuel	LDC	$—	$592.19	$592.19			$592.19	$592.19	$592.19	$—
1-51 23	Temporary Heating	LDC	$—		$—				$—	$—	$—
1-52 13	Job Trailer / Storage Container	LDC	$—		$—				$—	$—	$—
1-52 19	Sanitary Facilities	LDC	$—		$—				$—	$—	$—
1-55 19	Temporary Parking / Lay Down areas	LDC	$—		$—				$—	$—	$—
1-56 26	Temporary Fencing	LDC	$—		$—				$—	$—	$—
1-62 00	Bits & Blades	LDC	$2,500.00		$2,500.00			$152.13	$152.13	$152.13	$2,347.87
1-71 13	Mobilization	LDC	$2,500.00		$2,500.00		150.00		$150.00	$150.00	$2,350.00
1-71 14	Travel Expense	LDC	$—		$—				$—	$—	$—
1-74 13	Progress Cleaning	LDC	$3,000.00	$375.00	$3,375.00		3,375.00		$3,375.00	$3,375.00	$—
1-74 23	Final Cleaning	Wash Authority	$9,455.00		$9,455.00				$—	$—	$9,455.00
1-88 00	Equipment (MJS Rental)	Budget	$10,000.00		$10,000.00				$—	$—	$10,000.00
2-41 00	Demolition	LDC	$5,200.00		$5,200.00		975.00		$975.00	$975.00	$4,225.00
3-00 00	Concrete (Sub)	TBD	$28,270.00		$28,270.00			$28,270.00	$28,270.00	$28,270.00	$—
3-00 00	Concrete (Materials)	TBD	$78,721.13		$78,721.13			$78,721.13	$78,721.13	$78,721.13	$—
3-00 00	Concrete (Labor)	TBD	$64,537.50		$64,537.50		64,537.50		$64,537.50	$64,537.50	$—
3-70 00	Demolition Equipment	Varies	$3,992.00		$3,992.00			$3,992.00	$3,992.00	$3,992.00	$—
3-80 00	Concrete Demolition	TBD	$764.00		$764.00			$764.00	$764.00	$764.00	$—
5-10 00	Structural Steel (Material)	Ahrens	$53,000.00		$53,000.00			$21,646.30	$21,646.30	$21,646.30	$31,353.70

5-10 00	Structural Steel (Labor)	Ahrens	$—		$—			$—	$—	$—
5-40 00	Cold-Formed Metal Framing	Quality	$—		$—			$—	$—	$—
5-52 13	Bollards	Ahrens	$—		$—			$—	$—	$—
5-52 14	Metal Decking	Quality	$7,700.00		$7,700.00			$—	$—	$7,700.00
6-10 00	Wood Framing (Backing)	LDC	$1,500.00		$1,500.00			$—	$—	$1,500.00
6-16 23	Plywood Decking	Quality	$11,200.00		$11,200.00			$—	$—	$11,200.00
6-40 00	Casework (Material)	Seville	$4,402.00		$4,402.00			$—	$—	$4,402.00
6-40 00	Casework (Labor)	LDC	$1,500.00		$1,500.00			$—	$—	$1,500.00
6-82 00	FRP	Quality	$—		$—			$—	$—	$—
7-21 00	Thermal Insulation (Sound)	Quality	$—		$—			$—	$—	$—
7-72 33	Roof Hatch	Budget	$1,750.00		$1,750.00			$—	$—	$1,750.00
7-92 00	Joint Sealants (Sub)	Budget	$2,500.00		$2,500.00		$64.73	$64.73	$64.73	$2,435.27
8-10 00	Doors and Frames (Material)	BCM	$15,415.00		$15,415.00		$1,821.77	$1,821.77	$1,821.77	$13,593.23
8-10 00	Doors and Frames (Labor)	LDC	$9,000.00		$9,000.00	712.50		$712.50	$712.50	$8,287.50
8-10 00	LDC Misc Door Repairs	LDC	$2,000.00		$2,000.00			$—	$—	$2,000.00
8-33 00	Overhead Door	N/A		$530.71	$530.71		$530.71	$530.71	$530.71	$—
8-40 00	Entrances and Storefronts	CGM	$3,974.00		$3,974.00			$—	$—	$3,974.00
8-71 00	Door Hardware	BCM	$—		$—			$—	$—	$—
8-80 00	Glazing	CGM	$—		$—			$—	$—	$—
8-83 00	Mirrors	T&G	$—		$—			$—	$—	$—
9-05 00	Floor Prep (existing VCT)	Wash Authority	$—		$—			$—	$—	$—
9-21 00	Gypsum Board Assemblies	Quality	$101,025.00		$101,025.00		$10,198.58	$10,198.58	$10,198.58	$90,826.42
9-50 00	Ceilings	Quality	$—		$—			$—	$—	$—
9-60 00	Flooring (Sub)	Carpet Mart	$9,940.00		$9,940.00			$—	$—	$9,940.00
9-67 00	Epoxy Flooring	By Tenant	$—		$—			$—	$—	$—
9-68 00	Carpeting	None	$—		$—			$—	$—	$—
9-90 00	Painting & Coating	S/B	$27,821.00		$27,821.00			$—	$—	$27,821.00
10-14 00	Signage (sub)	T&G	$755.00		$755.00			$—	$—	$755.00
10-21 13	Toilet Compartments	T&G	$4,493.00		$4,493.00			$—	$—	$4,493.00
10-28 00	Toilet Accessories	T&G	$1,877.00		$1,877.00			$—	$—	$1,877.00
10-44 16	Fire Extinguishers	T&G	$1,681.00		$1,681.00			$—	$—	$1,681.00

10-51 00	Lockers & Benches	By Tenant	$—		$—				$—	$—	$—
10-90 00	Knox Box	LDC	$400.00		$400.00				$—	$—	$400.00
13-34 00	PEMB Misc. Work (Labor/materials)	RCH (Tim Looper)	$47,283.57		$47,283.57				$—	$—	$47,283.57
21-00 00	Water-Based Fire-Suppression Systems	Summit	$158,950.00		$158,950.00			$44,583.57	$44,583.57	$44,583.57	$114,366.43
22-00 00	Plumbing	Summit	$—		$—				$—	$—	$—
23-00 00	HVAC	Hulett	$322,053.00		$322,053.00				$—	$—	$322,053.00
26-00 00	Electrical (2mezzanine areas only)	Schneider	$32,500.00		$32,500.00				$—	$—	$32,500.00
27-20 00	Data Communications (2 mezz. areas only)	Schneider	$6,990.00		$6,990.00				$—	$—	$6,990.00
28-31 00	Fire Detection & Alarm	Miwest	$2,600.00		$2,600.00				$—	$—	$2,600.00
31-00 00	Earthwork	Site Grading	$5,000.00		$5,000.00		225.00		$225.00	$225.00	$4,775.00
32-11 00	Base Courses		$—		$—				$—	$—	$—
32-12 16	Asphalt Paving		$—		$—				$—	$—	$—
32-13 13	Concrete Paving		$—		$—				$—	$—	$—
32-17 23	Pavement Markings		$—		$—				$—	$—	$—
32-31 0	Fences and Gates (Privacy & Chain Link	Budget	$6,000.00		$6,000.00				$—	$—	$6,000.00
32-32 00	Retaining Walls		$—		$—				$—	$—	$—
32-80 00	Irrigation		$—		$—				$—	$—	$—
32-90 00	Planting		$—		$—				$—	$—	$—
1-20 02	General Conditions	SUBTOTAL	$1,147,580.20	$1,497.90	$1,149,078.10	$—			$321,391.36	$321,391.36	$827,686.74
1-20 01	Contractor's Mark Up	8.0%	$91,806.42	$149.79	$91,956.21	$—			$25,711.31	$25,711.31	$66,244.90
1-31 00	Project manager	10.0%	$114,758.02	$149.79	$114,907.81	$—			$32,139.14	$32,139.14	$82,768.67
1-31 13	Superintendent (Mac)	LDC	$15,000.00	$—	$15,000.00	$—	$8,362.50		$8,362.50	$8,362.50	$6,637.50
		LDC	$—	$—	$—	$—			$—	$—	$—
		Grant Totals	$1,369,144.64	$1,797.48	$1,370,942.12	$—			$387,604.30	$387,604.30	$983,337.81
			Original Schedule Value	Change Orders	Current Scheduled Value	From Previous Application			TOTAL DUE THIS PERIOD	Total Completed To Date	Balance To Finish

LeMone Family Limited Partnership, LLLP
3316 LeMone Industrial Blvd
Columbia, MO 65201
573-449-7200
August 8, 2018

Savage River, Inc.
Attn: Mark Nelson
1325 E. El Segundo Blvd.
El Segundo, CA 90245

RE:    Beyond Meat - 2400 Maguire Blvd., Columbia, MO
Lease Dated October 12, 2018 ("Lease") by and between LeMone Family Limited Partnership, LLLP ("Landlord") and Savage River, Inc. ("Tenant").

Dear Tenant,

This letter is to advise you that, pursuant to Article 2 of the lease, the Landlord achieved Substantial Completion of the Landlord Improvements evidenced by receipt of a Certificate of Occupancy from the City of Columbia on June 19, 2018. Therefore, Commencement Date of the Lease is August 1, 2018. As such, the Initial Term of the Lease commenced August 1, 2018 and has a termination date of July 31, 2025.
Pursuant to Article 4 of the Lease, beginning on August 1 2018 and the 1st of every month thereafter without demand, Tenant shall pay Rent of $42,515.00 per month. Annual Rent is subject to increases pursuant to Article 4 of the Lease.
Pursuant to Article 8 of the Lease, and concurrently with the payment of the Monthly Rent, Tenant shall pay 1/12th of the annual Tax/Insurance Estimate. Landlord estimates this amount to be $6,666.00 per month.
Pursuant to Article 12 of the Lease, and concurrently with the payment of the Monthly Rent, Tenant shall pay 1/12th of the annual Maintenance Estimate. Landlord estimates this amount to be $800.00 per month.
In summary, Tenant shall pay Rent and Estimates of $49,981.00 per month. By signing below, you are confirming acknowledgment of these dates. Upon execution by both parties, these dates will be incorporated into and made part of the lease.

Sincerely,

Sara M. LeMone, GP
Landlord:		Tenant:
LeMone Family Limited Partnership, LLLP		Savage River, Inc.

By:	/s/ Sara M LeMone	By:	/s/ Mark Nelson
Title:	General Partner	Title:	CFO & Treasurer
Date:	8/14/18	Date:	8/17/18

1